Exhibit 99.2

Unaudited Pro Forma Condensed Combined Statements of Operations

	Nine Months Ended June 30, 2016
	Historical FHC	Historical APP	Pro forma Adjustments	Pro forma Combined

Net revenues	$18,564,236	$12,825		$18,577,061
Cost of sales	7,083,311	5,490		7,088,801
Gross profit	11,480,925	7,335	—	11,488,260
Operating expenses:
Research and development	96,138	879,793		975,931
Selling, general, and administrative	8,073,288	842,021		8,915,309
Total operating expenses	8,169,426	1,721,814	—	9,891,240
Operating income (loss)	3,311,499	(1,714,479)	—	1,597,020
Non-operating expense:
Interest and other expense, net	(54,551)	(29,812)		(84,363)
Foreign currency transaction loss	(128,442)	—		(128,442)
Total non-operating expense	(182,993)	(29,812)	—	(212,805)
Income (loss) before income taxes	3,128,506	(1,744,291)	—	1,384,215
Income tax expense	1,032,840	—		1,032,840
Net income (loss)	2,095,666	(1,744,291)	-	351,375
Preferred stock dividend	-	119,626	(119,626)	-	(a)
Net income (loss) attributable to common stockholders	$2,095,666	$(1,863,917)	$119,626	$351,375
Net income (loss) per basic common share outstanding	$0.07	$(0.23)		$0.01
Basic weighted average common shares outstanding	28,647,275	7,960,000		52,791,944	(b)
Net income (loss) per diluted common share outstanding	$0.07	$(0.23)		$0.01
Diluted weighted average common shares outstanding	29,058,576	7,960,000		53,436,928	(b)

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of June 30, 2016
	Historical FHC	Historical APP	Pro Forma Adjustments		Pro forma Combined
ASSETS
Current Assets
Cash	$3,210,684	$468,997	$ -		$3,679,681
Accounts receivable, net	18,636,643		—		18,636,643
Income tax receivable	29,000		—		29,000
Inventory, net	2,337,436	21,506	—		2,358,942
Prepaid expenses and other current assets	544,265	7,594	—		551,859
Deferred income taxes	244,105		—		244,105
TOTAL CURRENT ASSETS	25,002,133	498,097	—		25,500,230

Other assets	191,071		—		191,071
Intangible Assets			23,035,493	(d)	23,035,493
					—
PLANT AND EQUIPMENT					—
Equipment, furniture and fixtures	4,621,351		—		4,621,351
Leasehold improvements	323,147		—		323,147
Less accumulated depreciation and amortization	(4,028,291)		—		(4,028,291)
Plant and equipment, net	916,207	—	—		916,207

Deferred income taxes	14,509,000		—		14,509,000
TOTAL ASSETS	$40,618,411	$498,097	$23,035,493		$64,152,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,059,410	$629,788	$ -		$1,689,198
Accrued expenses and other current liabilities	3,692,367	227,065	250,000	(e)	4,169,432
Accrued compensation	235,457		50,210	(f)	285,667
TOTAL CURRENT LIABILITIES	4,987,234	856,853	300,210		6,144,297

LONG-TERM LIABILITIES
Deferred rent	4,801		—		4,801
Deferred income taxes	115,554		—		115,554
TOTAL LIABILITIES	5,107,589	856,853	300,210		6,264,652

Commitments and Contingencies

STOCKHOLDERS' EQUITY:
Preferred Class A Convertible Series 4 (FHC): $0.01 par value, liquidated value of $1 per share, 548,000 shares authorized, 546,756 shares issued and outstanding at June 30, 2016.	—	—	20,771,269	(c)	20,771,269
Preferred Convertible Series A (APP): $0.01 par value, liquidated value of $25 per share, 1,600,000 shares authorized, 166,000 shares issued and outstanding at June 30, 2016	—	2,660	(2,660)	(c)	—
Common Stock: (FHC) par value $0.01 per share; authorized 38,500,000 shares; issued 31,236,371 and 29,035,167 shares outstanding at June 30, 2016: (APP) $0.01 par value, 11,000,000 shares authorized; 8,000,000 shares issued and 7,960,000 outstanding at June 30, 2016	312,364	80,000	(54,532)	(c)	337,832
Additional paid-in-capital	69,486,856	2,575,128	(695,128)	(c)	71,366,856
Accumulated other comprehensive loss	(581,519)		—		(581,519)
Accumulated deficit	(25,900,274)	(3,016,524)	2,716,314	(c),(e),(f)	(26,200,484)
Treasury stock, at cost	(7,806,605)	(20)	20	(c)	(7,806,605)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	35,510,822	(358,756)	22,735,283		57,887,349
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$40,618,411	$498,097	$23,035,493		$64,152,001

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

On October 31, 2016, FHC completed the Merger with APP, pursuant to the Amended Merger Agreement, among FHC, Blue Hen Acquisition, Inc. and APP. Consummation of the Merger did not require the current approval of FHC's shareholders.

Under the terms of the Amended Merger Agreement, the outstanding shares of APP common stock and preferred stock were converted into the right to receive in the aggregate 2,000,000 shares of FHC’s common stock (Common Stock) and 546,756 shares of FHC’s Class A Convertible Preferred Stock - Series 4 (Preferred Stock).

The terms of the Preferred Stock include the following:

•

Each share of Preferred Stock will automatically convert into 40 shares of Common Stock upon receipt by FHC of approval by the affirmative vote of FHC’s shareholders by the required vote under the Wisconsin Business Corporation Law and the NASDAQ listing rules, as applicable, of (i) an amendment to FHC’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock by a sufficient amount to permit such conversion and (ii) the conversion of Preferred Stock pursuant to applicable NASDAQ rules.

•

Upon a Liquidation Event, the holders of the Preferred Stock will be entitled to a liquidation preference equal to the greater of (a) $1.00 per share (or $546,756 in the aggregate for all of the shares of Preferred Stock), or (b) the amount holders would have received if the Preferred Stock had converted to FHC’s common stock.  A "Liquidation Event" includes any voluntary or involuntary liquidation, dissolution or winding up of FHC and certain transactions involving an acquisition of FHC (which are referred to as Fundamental Changes).

•

The Preferred Stock is redeemable on the first to occur of (i) the 20th anniversary of the date of original issuance or (ii) a Fundamental Change, at a price equal to $1.00 per share, unless converted into Common Stock prior to such redemption.

•

The Preferred Stock is senior to all existing and future classes of FHC’s capital stock upon a Liquidation Event, and no senior or additional pari passu preferred stock may be issued without the consent of the holders of a majority of the outstanding shares of Preferred Stock.

•	The Preferred Stock participates in dividends paid to holders of Common Stock on an as converted basis.
•	The Preferred Stock has one vote per share and will generally vote with Common Stock on a one share to one share basis

The Merger will be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations.  Under the acquisition method, the total estimated purchase price, or consideration transferred, will be measured at the closing date of the Merger.  Currently, the assets of APP are in the process of being re-measured.  Therefore, there is no allocation of the consideration transferred to identified tangible or intangible assets.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates.  The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price).  Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability.  Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants.  As a result, FHC may be required to value assets of APP at fair value measures that do not reflect FHC’s intended use of those assets.  Use of different estimates and judgments could yield different results.  Currently FHC has begun the valuation process and it is expected to be completed during the first quarter of fiscal 2017.  Once the valuation process is complete, the excess of the purchase price over the estimated amounts of identifiable assets and intangibles of APP as of October 31, 2016 will be allocated to goodwill in accordance with the accounting guidance.  The acquisition accounting is subject to finalization of FHC’s analysis of the fair value of the assets and liabilities of APP as of October 31, 2016.  The acquisition accounting in the unaudited pro forma combined financial statements is preliminary and will be adjusted upon completion of the valuation.

2.	Purchase Price

The unaudited pro forma condensed combined financial information reflects the purchase price as follows:

As of June 30, 2016
Net deficit	$(358,756)
Intangible assets	23,035,493
Total purchase price	$22,676,737

FHC has not completed the valuation process.  In the unaudited pro forma combined balance sheet as of June 30, 2016, the excess of the aggregate purchase price over the assets and liabilities in the amount of approximately $23,035,493 was classified as intangible assets.  FHC will allocate the excess purchase price to identifiable tangible and intangible assets and the excess to goodwill once the valuation is complete.  The fair value of identifiable intangible assets that are subject to amortization after the acquisition will be determined once the valuation is completed.

The total estimated purchase price of approximately $22,676,737 is based on the closing price of Common Stock of $0.95 per share on October 31, 2016 and the issuance to the APP stockholders of a total of 2,000,000 share of Common Stock and 546,756 shares of Preferred Stock.  After giving effect to the conversion of the Preferred Stock to Common Stock, which is wholly dependent upon future shareholder approval, the former APP Stockholders will own 23,870,249 shares of Common Stock in total, constituting approximately 45% of the outstanding shares of Common Stock as of October 31, 2016.

3.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	Represents the elimination of APP’s accrued preferred stock dividend.

(b)	June 30, 2016 pro forma EPS was computed using the historical FHC basic and diluted weighted average shares outstanding adjusted for the impact of the following:

•	Issued 2,000,000 shares of Common Stock and 546,756 shares of Preferred Stock to the APP stockholders at October 1, 2014.
•	Issued a warrant (the "Warrant") to FHC's financial advisor for a total of 2,585,379 shares at October 1, 2014 with an exercise price of $1.93 per share.
•	Issued restricted stock to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, which vest over one year at October 1, 2014.
•

Issued options to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, which vest over one year at October 1, 2014, assuming an exercise price of $0.95 per share (the closing price of the Common Stock on October 31, 2016).

•

Acceleration of vesting of shares awarded to certain members of the FHC Board of Directors with accelerated vesting rights upon a change of control.  Total shares with accelerated vesting were 283,739 shares.  These shares were all considered vested as of September 30, 2015.

•

Acceleration of vesting of shares awarded to certain employees during the nine months ending June 30, 2016 with accelerated vesting rights upon a change of control.  Total shares with accelerated vesting were 17,000 shares.  These shares were all considered vested as of June 30, 2016.

The resulting basic and fully diluted weighted average shares outstanding at June 30, 2016 were used to compute the June 30, 2016 pro forma EPS based on the June 30, 2016 pro forma net income attributable to common stockholders.

(c)

Reflects the issuance of 2,000,000 shares of Common Stock to APP stockholders valued at $0.95 per share (the closing price of the Common Stock on October 31, 2016) and 546,756 shares of Preferred Stock to the APP stockholders valued at $20,776,737 for a total of $23,035,493 plus the net deficit of the APP stockholders’ equity of $(358,756).    FHC is in the process of determining whether the preferred stock is equity or liability.  In addition, the preferred stock has been ascribed a value of $0.95 per share as if converted and may change in the future based on the valuation.

(d)

Represents the preliminary allocation of the fair value of the consideration transferred to the APP stockholders.  The allocation will be adjusted once the valuation is completed for the allocation amongst identifiable tangible and intangible assets with any unallocated assigned to goodwill.

(e)	Represents the accrual for the payment to Torreya of its cash fee of $250,000 related to the delivery of its fairness opinion.

(f)	Represents the accrual for the cash portion of the accelerated shares awarded to certain members of the FHC Board of Directors of $46,587 and to employees of $3,623.

4.	Additional Transaction-Related Expenses.

The following transactions will be recorded upon the closing of the Merger:

1.

The payment to FHC's financial advisor of its cash fee of $250,000 related to the delivery of its fairness opinion.  The value of the Warrant of $723,906 will be expensed over its term of 5 years, or $144,781 per year.  The Warrant vests immediately upon issuance; however, it is not exercisable for 5 years.

2.

The restricted stock, which vests over one year, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, will have total amortization expense of $180,500.  Share price of $0.95 per share using the closing price of the Common Stock on October 31, 2016.

3.

Stock options, which vest over one year, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, will have total amortization expense of approximately $77,976.  Assumed exercise price of $0.95 per shares using the closing price of the Common Stock on October 31, 2016.

4.

The shares awarded to certain members of the FHC Board of Directors with accelerated vesting, which totaled 283,739 shares, will have additional amortization expense for the accelerated vesting of $316,198.  At June 30, 2016 assuming 83,000 shares of Common Stock elected to be paid in cash, the additional accrual/expense required would be $46,587.

5.

The shares awarded to certain employees with accelerated vesting, which totaled 17,000 shares, will have additional amortization expense for the accelerated vesting of $16,226. At June 30, 2016, assuming 5,665 shares of Common Stock elected to be paid in cash, the additional accrual/expense required would be $3,623.

5.	Additional Information.

The following transactions will be recorded if, prior to the vesting date FHC receives shareholder approval under the NASDAQ listing rules to (i) increase the number of authorized shares under the 2008 Inventive Plan sufficient to issue such shares or (ii) adopt a new plan under which such shares would be issued:

1.	The restricted stock units, which vests over two years, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively.

2.	The stock appreciation rights, which vests over two years, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively.